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                                                          EXHIBIT 23(A) (2)

                     CONSENT OF INDEPENDENT ACCOUNTANT

  We hereby consent to the incorporation by reference in the Prospectus/Proxy Statement constituting part of this Registration Statement on Form S-4 of First Chicago Corporation of our report dated January 21, 1994 which appears on page 19 of Lake Shore Bancorp., Inc.'s 1993 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse has not prepared or certified such "Selected Financial Data."

                                          Price Waterhouse

Chicago, Illinois

April 5, 1994